EXHIBIT 5.35

CONSENT OF MO MOLAVI, P.ENG.

The undersigned hereby consents to the use of their report entitled “Updated Technical Report for the Los Filos Mine Complex, Guerrero State, Mexico” with an effective date of June 30, 2022, and a report date of October 19, 2022, and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of Equinox Gold Corp.

/s/ Mo Molavi
By: Mo Molavi, P.Eng.

Dated: November 21, 2022